Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2015 First Quarter Results

BATON ROUGE, LA (April 28, 2015) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank, today announced financial results for the quarter ended March 31, 2015. For the quarter ended March 31, 2015, the Company reported net income of $2.0 million, or $0.27 per diluted share, compared to $0.9 million, or $0.21 per diluted share for the quarter ended March 31, 2014. This represents an increase of $1.1 million, or 122%, in net income. For the quarter ended March 31, 2015, net income and diluted earnings per share increased $0.5 million, or 31.5%, and $0.07, respectively, when compared to the quarter ended December 31, 2014, after adjusting for the net effect of an investment in a tax credit entity.

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“We continue to grow into our staffing and facility infrastructure, allowing us to realize significant improvement in both return on assets and efficiency ratios. Noninterest expenses remained relatively flat compared to the latter half of 2014 with the exception of seasonal increases in benefit costs. We continued to make significant progress in the first quarter of 2015, growing both our commercial and industrial loan portfolio and noninterest bearing deposits. We believe growth in these areas increases the value of our franchise and will remain a primary focus.”

Performance Highlights

•	Increase in net income of $1.1 million, or 122%, compared to the first quarter of 2014.

•	Total noninterest bearing deposits were $84.4 million at March 31, 2015, an increase of $14.2 million, or 20%, when compared to December 31, 2014.

•	Commercial and industrial loans increased $4.6 million, or 9%, from December 31, 2014.

•	Return on average assets increased to 0.91% for the first quarter of 2015 compared to 0.55% for the first quarter of 2014.

•	Allowance for loan losses to total loans increased to 0.83% compared to 0.74% at December 31, 2014.

•	Efficiency ratio improved to 63.99% compared to 70.38% for the quarter ended December 31, 2014, after adjusting for the impairment on the investment in a tax credit entity.

•

Noninterest expense for the first quarter of 2015 was $6.4 million, an increase of only $0.1 million when compared to $6.3 million for the fourth quarter of 2014, after adjusting for the impairment on the investment in a tax credit entity.

•	Nonperforming loans to total loans improved to 0.47% at March 31, 2015 when compared to 0.54% at December 31, 2014.

Loans

Total loans were $646.4 million at March 31, 2015, an increase of $23.6 million, or 3.8%, from December 31, 2014.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands):

		Percentage		Percentage	Increase/(Decrease)
	March 31, 2015	of Portfolio	December 31, 2014	of Portfolio	Amount	Percent

Mortgage loans on real estate
Construction and development	$73,971	11.5%	$71,350	11.4%	$2,621	3.7%
1-4 Family	139,787	21.6	137,519	22.1	2,268	1.6
Multifamily	19,219	3.0	17,458	2.8	1,761	10.1
Farmland	3,270	0.5	2,919	0.5	351	12.0
Commercial real estate
Owner occupied	124,208	19.2	119,668	19.2	4,540	3.8
Nonowner occupied	113,400	17.5	105,390	16.9	8,010	7.6
Commercial and industrial	58,803	9.1	54,187	8.7	4,616	8.5
Consumer	113,781	17.6	114,299	18.4	(518)	(0.5)
Total loans	646,439	100%	622,790	100%	23,649	3.8%
Loans held for sale	64,313		103,396		(39,083)	(37.8)

Total gross loans	$710,752		$726,186		$(15,434)	(2.1)%

Consumer loans, including consumer loans held for sale, totaled $175.8 million at March 31, 2015, a decrease of $38.2 million, or 17.9% from $214.0 million at December 31, 2014. The decrease is mainly attributable to the $37.7 million decrease in the balance of consumer loans held for sale at March 31, 2015 when compared to December 31, 2014. Two consumer loan sales were postponed by the buyer from the fourth quarter of 2014 to the first quarter of 2015, therefore increasing the balance of consumer loans held for sale at December 31, 2014.

At March 31, 2015, the Company’s total business lending portfolio, which consists of loans secured by owner occupied commercial real estate properties and commercial and industrial loans, was $183.0 million, an increase of $9.1 million, or 5.3%, compared to the business lending portfolio of $173.9 million at December 31, 2014.

Management continues to monitor the Company’s loan portfolio for exposure, directly or indirectly, to the potential negative impacts from the fluctuation in oil and gas prices. Less than 1% of the total loan portfolio remains directly related to the energy sector. At March 31, 2015, none of these loans were past due. At this time, management does not anticipate that decreases in oil and gas prices will negatively impact borrowers’ ability to service their debt. Management continually evaluates the allowance for loan losses based on several factors, including economic conditions, and currently believes that any potential negatively affected future cash flows related to these loans would be covered by the allowance for loan losses.

The provision for loan loss expense was $0.7 million for the first quarter of 2015, an increase of $0.5 million compared to the first quarter of 2014. The allowance for loan losses was $5.4 million, or 178.42% and 0.83% of nonperforming loans and total loans, respectively, at March 31, 2015, compared to $4.6 million, or 138.61% and 0.74% of nonperforming loans and total loans, respectively, at December 31, 2014.

Deposits

Total deposits at March 31, 2015 were $698.9 million, an increase of $70.8 million, or 11.3%, from December 31, 2014. The increase in total deposits was driven primarily by an increase of $14.2 million, or 20.2%, in noninterest bearing demand deposits, an increase in NOW accounts of $28.5 million, or 24.5%, and an increase in time deposits of $19.4 million, or 6.3%, from December 31, 2014. The Company’s deposit cross sell strategy, as well as management’s focus on growing the commercial and industrial loan portfolio and bringing in related deposits, continues to positively impact both noninterest bearing demand deposit and NOW account growth.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands):

		Percentage		Percentage	Increase/(Decrease)
	March 31, 2015	of Portfolio	December 31, 2014	of Portfolio	Amount	Percent

Noninterest-bearing demand deposits	$84,402	12.1%	$70,217	11.2%	$14,185	20.2%
NOW accounts	145,181	20.7	116,644	18.6	28,537	24.5
Money market deposit accounts	85,024	12.2	77,589	12.3	7,435	9.6
Savings accounts	54,533	7.8	53,332	8.5	1,201	2.3
Time deposits	329,752	47.2	310,336	49.4	19,416	6.3

Total deposits	$698,892	100%	$628,118	100%	$70,774	11.3%

Net Interest Income

Net interest income for the first quarter of 2015 totaled $7.5 million, an increase of $1.6 million, or 27.8%, from the first quarter of 2014. The increase was a direct result of continued growth of the Company’s loan portfolio with an increase in net interest income of $2.1 million due to an increase in volume offset by a $0.5 million decrease related to a reduction in yield when compared to the first quarter of 2014.

The Company’s net interest margin was 3.71% for the quarter ended March 31, 2015 compared to 3.84% for the fourth quarter of 2014 and 3.93% for the first quarter of 2014. The Company now sells, and plans to continue to sell, the majority of the consumer loans that it originates. Consumer loan fees previously recognized as a component of interest income are now included in noninterest income, impacting the yield realized on the consumer loan portfolio. The yield on interest earning assets was 4.35% for the quarter ended March 31, 2015 compared to 4.47% for the fourth quarter of 2014 and 4.65% for the first quarter of 2014. Including consumer loan fees in interest income in the current quarter would result in a net interest margin and yield on interest earning assets of 3.82% and 4.46%, respectively, which is comparable to the net interest margin and yield on interest earning assets of 3.84% and 4.47%, respectively, recognized in the fourth quarter of 2014. The cost of deposits increased two basis points when comparing the first quarter of 2015 to the fourth quarter of 2014 and declined one basis point when comparing the first quarter of 2015 to the first quarter of 2014.

Noninterest Income

Noninterest income for the first quarter of 2015 totaled $2.5 million, an increase of $1.5 million, or 138.3%, compared to the first quarter of 2014. The increase resulted primarily from the $1.1 million increase in the gain on sale of loans. For the first quarter of 2015, $1.2 million and $0.5 million was recognized as gain on sales of our consumer and mortgage loans, respectively. Fee income on loans held for sale increased $0.2 million primarily as a result of the change in strategy for our consumer loan portfolio, discussed above. Prior to this shift in strategy, consumer loan fees were included in interest income.

Noninterest Expense

Noninterest expense for the first quarter of 2015 totaled $6.4 million, an increase of $1.0 million, or 19.3%, compared to the first quarter of 2014. The increase in noninterest expense is primarily due to the $0.4 million increase in salaries and employee benefits and the $0.3 million increase in other operating expenses, both of which are primarily attributable to the opening of the Highland Road branch in Baton Rouge, Louisiana on August 1, 2014 and the addition of 10 full-time equivalent employees.

Basic Earnings Per Share and Diluted Earnings Per Share

The Company reported both basic earnings per share and diluted earnings per share of $0.27 for the three months ended March 31, 2015, an increase of $0.04 and $0.06, respectively, when compared to basic and diluted earnings per share for the three months ended March 31, 2014.

Taxes

The Company recorded income tax expense of $1.0 million for the quarter ended March 31, 2015, which equates to an effective tax rate of 33.1%.

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 11 full service banking offices located throughout its market. At March 31, 2015, the Company had 177 full-time equivalent employees.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible book value,” “tangible book value per common share,” “efficiency ratio,” “tangible equity to tangible assets,” “adjusted efficiency ratio,” “adjusted return on equity,” and “adjusted net income.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the filings that the Company makes with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Accounting Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and due from banks	$6,879	$5,519
Interest-bearing balances due from other banks	13,617	13,493
Federal funds sold	170	500

Cash and cash equivalents	20,666	19,512

Available for sale securities at fair value (amortized cost of $75,736 and $69,838, respectively)	76,617	70,299
Held to maturity securities at amortized cost (estimated fair value of $22,321 and $22,301, respectively)	22,369	22,519
Loans held for sale	64,313	103,396
Loans, net of allowance for loan losses of $5,379 and $4,630, respectively	641,060	618,160
Other equity securities	1,839	5,566
Bank premises and equipment, net of accumulated depreciation of $4,310 and $3,964, respectively	29,136	28,538
Other real estate owned, net	2,568	2,735
Accrued interest receivable	2,316	2,435
Deferred tax asset	2,260	2,906
Goodwill and other intangible assets	3,206	3,216
Other assets	1,730	1,882

Total assets	$868,080	$881,164

LIABILITIES
Deposits
Noninterest-bearing	$84,402	$70,217
Interest-bearing	614,490	557,901

Total deposits	698,892	628,118
Advances from Federal Home Loan Bank	34,865	125,785
Repurchase agreements	12,878	12,293
Note payable	3,609	3,609
Deferred tax liability	1,826	1,810
Accrued taxes and other liabilities	10,623	6,165

Total liabilities	762,693	777,780

STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value per share; 5,000,000 shares authorized	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 7,268,488 and 7,262,085 shares issued and outstanding, respectively	7,271	7,264
Treasury stock	(25)	(23)
Surplus	84,283	84,213
Retained earnings	13,705	11,809
Accumulated other comprehensive income	153	121

Total stockholders’ equity	105,387	103,384

Total liabilities and stockholders’ equity	$868,080	$881,164

INVESTAR HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(Unaudited)

	Three months ended March 31,
	2015	2014
INTEREST INCOME
Interest and fees on loans	$8,298	$6,675
Interest on investment securities	485	272
Other interest income	17	10

Total interest income	8,800	6,957

INTEREST EXPENSE
Interest on deposits	1,192	1,003
Interest on borrowings	109	87

Total interest expense	1,301	1,090

Net interest income	7,499	5,867

Provision for loan losses	700	245

Net interest income after provision for loan losses	6,799	5,622

NONINTEREST INCOME
Service charges on deposit accounts	94	63
Gain on sale of investment securities, net	—	116
Loss on sale of real estate owned, net	(1)	(3)
Gain on sale of loans, net	1,731	624
Fee income on loans held for sale, net	300	76
Other operating income	416	190

Total noninterest income	2,540	1,066

Income before noninterest expense	9,339	6,688

NONINTEREST EXPENSE
Depreciation and amortization	357	303
Salaries and employee benefits	3,908	3,471
Occupancy	213	224
Data processing	340	278
Marketing	58	76
Professional fees	262	59
Other operating expenses	1,286	974

Total noninterest expense	6,424	5,385

Income before income tax expense	2,915	1,303
Income tax expense	965	424

Net income	$1,950	$879

EARNINGS PER SHARE
Basic earnings per share	$0.27	$0.23

Diluted earnings per share	$0.27	$0.21

Cash dividends declared per common share	$0.01	$0.01

INVESTAR HOLDING CORPORATION

EARNINGS PER COMMON SHARE

(Amounts in thousands, except share data)

(Unaudited)

	Three months ended March 31,
	2015	2014

Net income available to common shareholders	$1,950	$879
Weighted average number of common shares outstanding – used in computation of basic earnings per common share	7,219,235	3,901,064
Effect of dilutive securities:
Restricted stock	12,738	44,049
Stock options	9,961	22,810
Stock warrants	8,921	193,498

Weighted average number of common shares outstanding plus effect of dilutive securities used in computation of diluted earnings per common share	7,250,855	4,161,421

Basic earnings per share	$0.27	$0.23

Diluted earnings per share	$0.27	$0.21

INVESTAR HOLDING CORPORATION

SUMMARY FINANCIAL INFORMATION

(Amounts in thousands, except share data)

(Unaudited)

	Q1 2015	Q4 2014	Q1 2014	Qtr/Qtr	Year/Year
EARNINGS DATA
Total interest income	$8,800	$8,822	$6,957	-0.25%	26.49%
Total interest expense	1,301	1,245	1,090	4.50%	19.36%

Net interest income	7,499	7,577	5,867	-1.03%	27.82%
Provision for loan losses	700	430	245	62.79%	185.71%
Total noninterest income	2,540	1,325	1,066	91.70%	138.27%
Total noninterest expense	6,424	6,955	5,385	-7.63%	19.29%

Income before income taxes	2,915	1,517	1,303	92.16%	123.71%
Income tax expense (benefit)	965	(491)	424	-296.54%	127.59%
Net income	$1,950	$2,008	$879	-2.89%	121.84%

AVERAGE BALANCE SHEET DATA
Total assets	$869,008	$826,369	$651,277	5.16%	33.43%
Total interest-earning assets	819,876	782,868	606,160	4.73%	35.26%
Total loans	714,338	675,305	532,547	5.78%	34.14%
Total interest-bearing deposits	584,697	553,603	483,474	5.62%	20.94%
Total interest-bearing liabilities	679,891	641,611	532,705	5.97%	27.63%
Total deposits	661,923	628,837	542,640	5.26%	21.98%
Total shareholders’ equity	104,916	102,781	56,441	2.08%	85.89%

PER SHARE DATA
Basic earnings per share	$0.27	$0.28	$0.23	-3.57%	17.39%
Diluted earnings per share	0.27	0.27	0.21	0.00%	28.57%
Book value per share	14.50	14.24	14.32	1.83%	1.26%
Tangible book value per share (1)	14.06	13.79	13.50	1.96%	4.15%
Common shares outstanding	7,268,488	7,262,085	3,945,029	0.09%	84.24%

PERFORMANCE RATIOS
Return on average assets	0.91%	0.96%	0.55%	-5.21%	65.45%
Adjusted return on average assets (1)	0.91%	0.71%	0.55%	28.17%	65.45%
Return on average equity	7.54%	7.75%	6.32%	-2.71%	19.30%
Adjusted return on average equity (1)	7.54%	5.72%	6.32%	31.82%	19.30%
Net interest margin	3.71%	3.84%	3.93%	-3.39%	-5.60%
Net interest income to average assets	3.50%	3.64%	3.65%	-3.85%	-4.11%
Noninterest expense to average assets	3.00%	3.34%	3.31%	-10.18%	-9.37%
Efficiency ratio (1)	63.99%	78.13%	77.67%	-18.10%	-17.61%
Adjusted efficiency ratio (1)	63.99%	70.38%	77.67%	-9.08%	-17.61%
Dividend payout ratio	2.74%	2.51%	4.44%	9.16%	-38.29%

	Three months ended March 31,
	2015	2014	Variance
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.64%	0.79%	-18.99%
Nonperforming loans to loans	0.47%	0.31%	51.61%
Allowance for loan losses to total loans	0.83%	0.67%	23.88%
Allowance for loan losses to nonperforming loans	178.42%	206.14%	-13.45%
Net chargeoffs to average loans	-0.01%	0.02%	-150.00%

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	12.14%	8.38%	44.87%
Tangible equity to tangible assets	11.81%	7.94%	48.74%
Tier 1 leverage ratio(2)	12.25%	8.80%	39.20%
Common equity tier 1 capital ratio(2)	13.48%	NA	NA
Tier 1 capital ratio(2)	13.94%	10.21%	36.53%
Total capital ratio(2)	14.65%	10.84%	35.15%
Investar Bank:
Tier 1 leverage ratio(2)	11.80%	8.75%	34.86%
Common equity tier 1 capital ratio(2)	13.43%	NA	NA
Tier 1 capital ratio(2)	13.43%	10.15%	32.32%
Total capital ratio(2)	14.14%	10.78%	31.17%

(1)	Non-GAAP financial measures. See reconciliation.
(2)

Beginning January 1, 2015, the capital ratios for the Company and Bank are calculated using the Basel III framework. Capital ratios for prior periods were calculated using the Basel I framework. The common equity tier 1 (CET1) capital ratio is a new ratio introduced under the Basel III framework.

INVESTAR HOLDING CORPORATION

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2015			2014
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$714,338	$8,298	4.71%	$532,547	$6,675	5.08%
Securities:
Taxable	68,528	366	2.17	53,607	191	1.44
Tax-exempt	18,979	119	2.54	14,194	81	2.31
Interest-bearing balances with banks	18,031	17	0.38	5,812	10	0.70

Total interest-earning assets	819,876	8,800	4.35	606,160	6,957	4.65
Cash and due from banks	5,689			10,865
Intangible assets	3,209			3,251
Other assets	45,256			34,397
Allowance for loan losses	(5,022)			(3,396)

Total assets	$869,008			$651,277

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$204,728	$310	0.61%	$158,712	$242	0.62%
Savings deposits	55,729	94	0.68	51,927	89	0.70
Time deposits	324,240	788	0.99	272,835	672	1.00

Total interest-bearing deposits	584,697	1,192	0.83	483,474	1,003	0.84
Short-term borrowings	53,404	24	0.18	15,098	4	0.11
Long-term debt	41,790	85	0.82	34,133	83	0.99

Total interest-bearing liabilities	679,891	1,301	0.78	532,705	1,090	0.83
Noninterest-bearing deposits	77,226			59,166
Other liabilities	6,975			2,965
Stockholders’ equity	104,916			56,441

Total liability and stockholders’ equity	$869,008			$651,277

Net interest income/net interest margin		$7,499	3.71%		$5,867	3.93%

INVESTAR HOLDING CORPORATION

RECONCILIATION OF NON GAAP FINANCIAL MEASURES

(Amounts in thousands, except share data)

(Unaudited)

	March 31,		December 31,
	2015	2014	2014
Tangible common equity
Total stockholder’s equity	$105,387	$56,498	$103,384
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	522	563	532

Tangible common equity	$102,181	$53,251	$100,168

Tangible assets
Total assets	$868,080	$673,964	$879,354
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	522	563	532

Tangible assets	$864,874	$670,717	$876,138

Common shares outstanding	7,268,488	3,945,029	7,262,085
Tangible equity to tangible assets	11.81%	7.94%	11.43%
Book value per common share	$14.50	$14.32	$14.24
Tangible book value per common share	$14.06	$13.50	$13.79

INVESTAR HOLDING CORPORATION

RECONCILIATION OF NON GAAP FINANCIAL MEASURES

(Amounts in thousands, except share data)

(Unaudited)

		Three months ended		Three months ended
		March 31,		December 31,
		2015	2014	2014

Net interest income	(a)	7,499	$5,867	$7,577
Provision for loan losses	(b)	700	245	430

Net interest income after provision for loan losses		6,799	5,622	7,147
Noninterest income	(c)	2,540	1,066	1,325
Adjusted income before noninterest expense	(d)	9,339	6,688	8,472
Total noninterest expense	(e)	6,424	5,385	6,955
Impairment related to investment in tax credit entity		—	—	(690)

Adjusted noninterest expense	(f)	6,424	5,385	6,265

Adjusted income before income tax expense		2,915	1,303	2,207
Adjusted income tax expense (1)		965	424	724

Adjusted net income		1,950	879	1,483

Diluted earnings per share (GAAP)		$0.27	$0.21	$0.27
Impairment related to investment in tax credit entity		—	—	0.06
Tax credit related to historical tax credit project		—	—	(0.13)

Adjusted diluted earnings per share		$0.27	$0.21	$0.20

Efficiency ratio	(e) / (a+c)	63.99%	77.67%	78.13%
Adjusted efficiency ratio(2)	(f) / (b+d)	63.99%	77.67%	70.38%
Adjusted return on average assets (2)		0.91%	0.55%	0.71%
Adjusted return on average equity (2)		7.54%	6.32%	5.72%
Total average assets		$714,338	$651,277	$826,369
Total average stockholders’ equity		$104,916	$56,441	$102,781

(1)	Income tax expense is calculated on the adjusted non-GAAP effective tax rate of 32.8% for the three months ended December 31, 2014.
(2)	Adjusted for the net effect of the investment in the tax credit entity for the three months ended December 31, 2014.